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                                                                     EXHIBIT 5.1




                                  July 27, 2001



Beverly Enterprises, Inc.
One Thousand Beverly Way
Fort Smith, Arkansas  72919

Ladies and Gentlemen:

         I am the Vice President and Deputy General Counsel of Beverly Enterprises, Inc., a Delaware corporation (the "Company"), and have acted as counsel for the Company in connection with the proposed filing with the Securities and Exchange Commission expected to be made on or about July 27, 2001 under the Securities Act of 1933, as amended, of a Registration Statement on Form S-8 (the "Registration Statement") for the purpose of registering (i) an additional 150,000 shares of Common Stock par value $.10 per share (the "Shares") of the Company, presently reserved for issuance under the Beverly Enterprises, Inc. Non-Employee Directors' Stock Option Plan (the "Plan"), (ii) additional Shares that become available under the Plan in connection with certain changes in the number of outstanding Shares because of events such as recapitalization, stock dividends and stock splits, and (iii) any other securities with respect to which the outstanding Shares are converted or exchanged. In such capacity, I have examined the Certificate of Incorporation and By-Laws of the Company (as amended), the Plan, and such other documents of the Company as I have deemed necessary or appropriate for the purposes of the opinions expressed herein.

         Based upon the foregoing, I advise you that, in my opinion, when issued in accordance with the provisions of the Plan, the Shares issuable under the Plan, when delivered and paid for in accordance with the Plan, will be validly issued, fully paid, and nonassessable.

         I am licensed to practice law in the Commonwealth of Kentucky. As I am generally familiar with the Delaware General Corporation Law, however, I did not consider obtaining special Delaware counsel to be necessary to render the opinions expressed herein. Accordingly, this opinion letter is based on my general knowledge and experience and not based on the advice or opinion of counsel licensed to practice law in the State of Delaware. This opinion letter is limited to the effect of the Delaware General Corporation Law and present federal laws of the United States.

         This opinion letter and the matters addressed in this letter are as of the date of this letter. I hereby disclaim any obligation to advise you of any change in any matter set forth in this letter occurring after such date. This opinion letter is limited to the matters stated in this letter and no opinion is implied or may be inferred beyond the opinions expressly stated herein.


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Beverly Enterprises, Inc.
July 27, 2001
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         This opinion letter is solely for your benefit and no other person may rely upon the opinions expressed herein. Without my prior written consent, this letter may not be quoted in whole or in part or otherwise referred to in any document and may not be furnished to any other person. I hereby consent to the inclusion of this letter as an exhibit to the Registration Statement.

                                        Very truly yours,

                                        /s/ JOHN W. MACKENZIE

                                        John W. MacKenzie
                                        Vice President and
                                        Deputy General Counsel